Exhibit 5.3
Macau, 5 November 2010
MCE Finance Limited
36/F, The Centrium
60 Wyndham Street, Central
Hong Kong

(the “Issuer” or the “Company”)
Dear Sirs,
Melco Crown Gaming (Macau) Limited
Altira Hotel Limited
Altira Developments Limited
Melco Crown (COD) Hotels Limited
Melco Crown (COD) Developments Limited
Melco Crown (Cafe) Limited
Golden Future (Management Services) Limited
Melco Crown Hospitality and Services Limited
Melco Crown (COD) Retail Services Limited
Melco Crown (COD) Ventures Limited
COD Theatre Limited
Melco Crown COD (HR) Hotel Limited
Melco Crown COD (GH) Hotel Limited
Melco Crown COD (CT) Hotel Limited
(the “Macau Companies” or “Subsidiary Guarantors”)
We are lawyers qualified to practice in the Macau Special Administrative Region of the People’s Republic of China (the “Macau SAR”), and we have been asked to provide this opinion with regard to the laws and regulations of the Macau SAR in connection with the offer to exchange all the Outstanding Unregistered US$600,000,000 10.25% Senior Exchange Notes due 2018 issued by the the Company for US$600,000,000 10.25% Senior Exchange Notes due 2018 registered under the Securities Act of 1933 (the “Exchange Notes”), the Indenture dated 17 May 2010 (“Indenture”) entered into between the Company and The Bank of New York Mellon, as trustee (the “Trustee”); the Guarantee dated 17 May 2010 (the “Guarantee”) entered into between the Trustee as trustee, the Subsidiary Guarantors and the companies referred to therein as guarantors; the Registration Rights Agreement dated 17 May 2010 (the “Registration Rights Agreement”) entered into between the Company, the Subsidiary Guarantors and the companies referred to therein as guarantors and the Purchasers (named therein) and the registration statement on Form F-4 as amended by Amendments no. 1 and no. 2 thereto (“Registration Statement”) (collectively, the “Transaction Documents”).
This opinion is limited to the Macau SAR law in force at the date hereof as applied by the Macau SAR courts. We express no opinion as to any laws, rules and regulations other than those of the Macau SAR and have not made any investigation on any laws, rules and regulations of any other jurisdiction.

1.	Documents examined

For the purpose of this opinion we have examined the originals or copies certified as true or fax copies or otherwise identified to our satisfaction of:
(i)	An executed copy of each of the Transaction Documents;

(ii)	Documents listed in Annex I; and

(iii)	Such other documents as we consider relevant to this opinion.
In addition we have made such enquiries and reviewed such matters of law and examined the originals or copies certified as true or otherwise identified to our satisfaction of such other documents, records and certificates as we have considered appropriate relevant or necessary for the purpose of giving this opinion.

In this opinion unless otherwise defined herein, all terms defined in or by reference to the Registration Rights Agreement, shall bear the same meaning when used herein.

2.	Basic Assumptions

In such examination we have assumed:
a)	the authenticity of all documents submitted to us as originals and the conformity with the original documents of those submitted to us as certified copies or fax copies thereof;

b)	the compliance with matters of, and the validity and enforceability of the Transaction Documents under all such laws as governing or relating to the Transaction Documents other than the laws of the Macau SAR, on which law alone we herein opine;

c)	the accuracy of all matters expressed in or implied by the Transaction Documents, and the accuracy of all factual statements made in the documents examined, except as related to the Macau SAR law;

d)	that there are no provisions of the laws of any jurisdictions outside the Macau SAR which would be contravened by the execution, delivery and performance of the Transaction Documents and that, in so far as any obligation under the Transaction Documents falls to be performed in any jurisdiction outside the Macau SAR, its performance will not be illegal or adversely affected by virtue of the laws of that jurisdiction; and

e)	that the information disclosed by the searches made is true and complete as at the date which such searches relate to and that such information has not since that date been altered and that such searches did not fail to disclose any data which had been delivered for filing prior to that date.
3.	Opinion

Based upon and subject to the foregoing and subject to the qualifications set out below and to any other matters which may not have been disclosed to us, we are of the opinion that:
a)	Each of the Macau Companies is duly incorporated and duly organized as a company and is validly existing under the laws of the Macau SAR; each of such entity has full corporate power and authority to own, lease and operate its properties and assets and to carry on its business as described in the Registration Statement in accordance with such entity’s Articles of Association.

b)	Each of the Macau Companies is in good standing (meaning so far as the registrar of companies in the Macau SAR is aware, it has not failed to make any filing with such registrar or to pay any fee to such registrar which might make it liable to be struck off the register of companies by such registrar) and has the status of a Macanese legal person and is capable of being sued.

c)	Each of the Macau Companies have each the power, capacity and authority to enter into, deliver and perform its obligations under the Transaction Documents to which it is a party and all necessary corporate and other action has been taken to enable it validly to execute and deliver, and perform its obligations under, such Transaction Documents.

d)	The obligations of each of the Macau Companies under the Transaction Documents to which each of them is a party are enforceable against each of the Macau Companies in accordance with their respective terms.

e)	The transactions contemplated in the Transaction Documents to which each of the Macau Companies is a party fall within the scope of its articles of association.

f)	The execution and delivery of the Indenture by the parties thereto, the Registration Rights Agreement and the Guarantee by the Subsidiary Guarantors and the performance by the Subsidiary Guarantors of each of their obligations under the Indenture, the Registration Rights Agreement and the Guarantee, the payment of any amount under the Indenture, the Registration Rights Agreement and the Guarantee, the issuance and sale of the Exchange Notes by the Company as described in the Registration Statement (i) insofar as the laws of Macau are concerned, constitute binding obligations on the Company and the Subsidiary Guarantors (ii) do not, and will not, violate any Macau SAR statute, rule or regulation which, in such counsel’s experience, is normally applicable to transactions of the type contemplated by the Indenture, the Registration Rights Agreement and the Guarantee, (iii) do not, and will not, breach or otherwise violate any existing obligation of or restriction on the Subsidiary Guarantors under any order, judgment or decree of any Macau SAR court or governmental authority binding on the Subsidiary Guarantors and (iv) do not, and will not, result in the breach of or a default under any agreement that is known to such counsel and that is governed by Macau law and to which the Company or any of its subsidiaries is a party or by which its properties are bound.

g)	No authorization by the government of the Macau SAR is required for the execution and delivery of the Indenture, the Registration Rights Agreement and the Guarantee, the performance by the Subsidiary Guarantors of any obligation under the Indenture, the Registration Rights Agreement and the Guarantee and the performance by the Subsidiary Guarantors of any of its obligations, the payment of any amount under the Indenture, the Registration Rights Agreement and the Guarantee by the Subsidiary Guarantors and the issue of the Exchange Notes by the Company as in the manner described in the Registration Statement or the consummation of the transactions contemplated by the Indenture, the Registration Rights Agreement and the Guarantee.

h)	As of the date of this opinion, as a matter of the provisions of the laws of Macau SAR, no approvals, licences, consents, permits, authorisations, registrations or filings are required to ensure the legality, validity, enforceability and the admissibility in evidence of the Transaction Documents and the transactions contemplated therein.

i)	No stamp registration or similar tax is required to be paid in the Macau SAR on the execution of, or otherwise in respect of the Indenture, the Registration Rights Agreement and the Guarantee.

j)	All dividends and other distributions declared and payable on the shares of the Macau Companies may under the current laws and regulations of the Macau SAR be paid to their respective shareholders, and where they are to be paid from the Macau SAR, are freely transferable out of the Macau SAR; there is no exchange control legislation under the laws of the Macau SAR and accordingly there are no exchange control regulations imposed under the laws of the Macau SAR.

k)	None of the Macau Companies is entitled to any immunity under the laws of the Macau SAR whether characterized as sovereign immunity or otherwise for any legal proceedings in the Macau SAR to enforce or to collect upon the Transaction Documents; the waiver by the Macau Companies to immunity is a valid and binding obligation of such companies under the laws of the Macau SAR.

l)	We have no reason to believe that the Registration Statement or any amendment or supplement thereto (other than the financial statements and related schedules and other financial data derived from the financial statements and related schedules contained therein or omitted therefrom), as of their respective issue dates or as of the date of this opinion, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; such counsel have no reason to believe either the Registration Statement (other than the financial statements and related schedules and other financial data derived from the financial statements and related schedules contained therein or omitted therefrom), as of the date of this opinion, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
4.	Qualifications
Our opinion is subject to the following qualifications:
a)	We express no opinion other than upon the effect of the Macau SAR law in force at the date hereof, and we are not qualified to, and do not express opinion on the laws of any other jurisdiction, in particular the laws of the State of New York, which we have not independently investigated for the purpose of this opinion.

b)	A monetary judgment in a court of the Macau SAR in respect of a claim brought in connection with the Transaction Documents would be, if so requested, expressed in the currency in which such claim is made; in this regard it should be noted that under Macau SAR law any indebtedness to be payable in a currency other than the Pataca may be discharged by payment in Patacas equivalent of the amount due using the prevailing exchange rate on the date and place of effective payment.

c)	The expression “binding obligations” appearing in paragraph 3f) of this opinion means that the obligations expressed to be assumed are of a type which the Macau SAR courts will treat as binding and it does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms.

d)	The obligations of the Macau Companies under the Transaction Documents may be affected by bankruptcy, liquidation or reorganization laws or similar laws affecting the rights of creditors generally.

e)	Failure to exercise a right of action for more than fifteen years (or five years in the case of interest due) will operate as a bar to exercise such right in the courts of the Macau SAR.

f)	The question on whether or not provisions of the Transaction Documents which may be invalid on the ground of illegality may be severed from the other provisions would be determined by a court of the Macau SAR at its discretion.

g)	The liability of the Macau Companies in respect of the Transaction Documents is, pursuant to applicable Macau law and the relevant corporate documents of each of the Macau Companies, limited to US$1,550,000,000.

h)	The Exchange Notes may not be offered, sold or delivered to members of the public in the Macau SAR.
This opinion is limited to the matters addressed herein and is not to be read as an opinion with respect to any other matter. This opinion speaks as of its date, is addressed to you for the benefit solely of yourselves and is not to be relied upon by any person (other than the holders and the secondary purchasers of the Exchange Notes) or for any other purpose nor is it to be quoted or referred to in any public document or filed with any governmental agency or other person without our consent.
     We hereby consent to the filing of our opinion as an exhibit to Amendment no. 2 to the registration statement on Form F-4 filed by MCE Finance Limited on 5 November 2010 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and to the use of our name under the caption “Enforcement of Civil Liabilities” and “Legal Matters” in the prospectus included in such registration statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.
Yours faithfully,
      /s/ Manuela António
  Manuela António

ANNEX I

1.	Melco Crown Gaming (Macau) Limited
1.1	Articles of Association dated 27 June 2008
1.2	Certificate issued by the Macau Companies Registry dated 6 October 2010
1.3	Resolution of the Board of Directors of the Company dated 7 May 2010

2.	Altira Hotel Limited
2.1	Articles of Association dated 31 March 2009
2.2	Certificate issued by the Macau Companies Registry dated 10 May 2010 and confirmed on 5 August 2010
2.3	Resolution of the Board of Directors of the Company dated 7 May 2010

3.	Altira Developments Limited
3.1	Articles of Association dated 31 March 2009
3.2	Certificate issued by the Macau Companies Registry dated 10 May 2010 and confirmed on 5 August 2010
3.3	Resolution of the Board of Directors of the Company dated 7 May 2010

4.	Melco Crown (COD) Hotels Limited
4.1	Articles of Association dated 30 June 2008
4.2	Certificate issued by the Macau Companies Registry dated 8 October 2010
4.3	Resolution of the Board of Directors of the Company dated 7 May 2010

5.	Melco Crown (COD) Developments Limited
5.1	Articles of Association dated 27 June 2008
5.2	Certificate issued by the Macau Companies Registry dated 8 October 2010
5.3	Resolution of the Board of Directors of the Company dated 7 May 2010

6.	Melco Crown (Cafe) Limited
6.1	Articles of Association dated 30 June 2008
6.2	Certificate issued by the Macau Companies Registry dated 10 May 2010 and confirmed on 5 August 2010
6.3	Resolution of the Board of Directors of the Company dated 7 May 2010

7.	Golden Future (Management Services) Limited
7.1	Articles of Association dated 1 April 2008
7.2	Certificate issued by the Macau Companies Registry dated 6 October 2010
7.3	Resolution of the Board of Directors of the Company dated 7 May 2010

8.	Melco Crown Hospitality and Services Limited
8.1	Articles of Association dated 24 July 2008
8.2	Certificate issued by the Macau Companies Registry dated 6 October 2010
8.3	Resolution of the Board of Directors of the Company dated 7 May 2010

9.	Melco Crown (COD) Retail Services Limited
9.1	Articles of Association dated 30 June 2008
9.2	Certificate issued by the Macau Companies Registry dated 8 October 2010
9.3	Resolution of the Board of Directors of the Company dated 7 May 2010

10.	Melco Crown (COD) Ventures Limited
10.1	Articles of Association dated 30 June 2008
10.2	Certificate issued by the Macau Companies Registry dated 8 October 2010
10.3	Resolution of the Board of Directors of the Company dated 7 May 2010

11.	COD Theatre Limited
11.1	Articles of Association dated 12 November 2008
11.2	Certificate issued by the Macau Companies Registry dated 8 October 2010
11.3	Resolution of the Board of Directors of the Company dated 7 May 2010

12.	Melco Crown COD (HR) Hotel Limited
12.1	Articles of Association dated 12 November 2008
12.2	Certificate issued by the Macau Companies Registry dated 8 October 2010
12.3	Resolution of the Board of Directors of the Company dated 7 May 2010

13.	Melco Crown COD (GH) Hotel Limited
13.1	Articles of Association dated 12 November 2008
13.2	Certificate issued by the Macau Companies Registry dated 7 October 2010
13.3	Resolution of the Board of Directors of the Company dated 7 May 2010

14.	Melco Crown COD (CT) Hotel Limited
14.1	Articles of Association dated 12 November 2008
14.2	Certificate issued by the Macau Companies Registry dated 8 October 2010
14.3	Resolution of the Board of Directors of the Company dated 7 May 2010